Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2017

SAN FRANCISCO--(BUSINESS WIRE)--July 26, 2017--CAI International, Inc. (CAI) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the second quarter of 2017.

Highlights

  Strong fundamentals in the container leasing market resulted in revenue growth, reduced operating costs and net income growth in the second quarter of 2017.
  Lease-related revenue for the second quarter of 2017 was $63.1 million, an increase of 6% compared to the second quarter of 2016, and 3% compared to the first quarter of 2017.
  Net income attributable to CAI common stockholders for the second quarter of 2017 was $12.6 million, or $0.65 per fully diluted share, an increase of 241% compared to the second quarter of 2016, and 140% compared to the first quarter of 2017.
  Average utilization for our owned container fleet during the second quarter of 2017 was 97.2% (on a CEU basis) compared to 93.6% for the second quarter of 2016, and 95.7% for the first quarter of 2017. Current utilization is 97.9%.
  Average railcar utilization during the second quarter of 2017 was 91.0% compared to 94.8% for the second quarter of 2016, and 92.7% for the first quarter of 2017.
  CAI took delivery of $154 million of new containers in the first half of 2017, and have commitments to take delivery of an additional $227 million in the third quarter, virtually all of which have already been leased or have committed leases.
  On June 16, 2017, CAI increased the total commitment under its Third Amended and Restated Revolving Credit Facility from $775 million to $960 million.
  On July 6, 2017, CAI issued $253 million of asset backed securitized notes at a weighted average interest rate of 3.7%.

Revenue for the second quarter of 2017 was $82.7 million, compared to $71.6 million for the second quarter of 2016, an increase of 15%. Revenue from the container leasing business increased by $3.3 million to $55.0 million, primarily due to investment in our owned fleet and an increase in utilization, partially offset by a decrease in lease rates compared to the prior year. Revenue from CAI’s railcar assets increased by $0.5 million during the second quarter of 2017 to $8.1 million, primarily as a result of growth in the on-lease railcar fleet. Logistics revenue for the second quarter of 2017 increased by $7.2 million, compared to the second quarter of 2016, $6.6 million of which was due to the acquisition of Hybrid Logistics in 2016.

Net income attributable to CAI common stockholders for the second quarter of 2017 was $12.6 million, or $0.65 per fully diluted share, compared to $3.7 million, or $0.19 per fully diluted share, for the second quarter of 2016, and $5.3 million, or $0.27 per fully diluted share, for the first quarter of 2017.

Additional information on CAI's results, as well as the state of the industry, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “We are very pleased with the momentum in our business and the rapid improvement in our results. Our net income increased from $5.3 million in the first quarter of 2017 to $12.6 million in the second quarter. The improvement is attributable to a continued increase in the utilization of our fleet, revenue from new investment, repricing of expiring contracts at higher rental rates and a gain on sale of used equipment. We are now operating at an annualized return on equity of approximately 11%, a goal which we expected to reach later in the year. With increased investment and higher utilization we expect our return on equity to increase further in the coming quarters.

“We have observed strong demand for our equipment throughout the second quarter, particularly out of China and the rest of Asia. Though demand was strong in the second quarter, we believe that shipping lines have seen stronger demand so far in the current quarter. We believe the lines are fully laden on ships leaving China and are rolling over cargo to subsequent sailings due to lack of capacity. New factory equipment is being picked up quickly by our customers and we believe demand will continue to be strong through the remainder of the year.”

Mr. Garcia continued, “For the year-to-date, we have committed investment in containers of $381 million, all of which are subject to long term leases with an average lease duration of over 8 years. Of the container investment made this year, $227 million is due to be delivered in the third quarter. As a result, we expect continued increases in our revenue and profitability during the third quarter as the additional equipment is delivered. We also expect to get a full quarter’s benefit of the lower operating costs of operating our fleet at the current higher utilization. Because we have limited equipment available for sale we expect our gain on sale in the future to be lower than the current quarter, though we do expect to continue to report gains on the sale of used equipment.

“Our rail segment continues to work through a difficult market environment. Leases on new equipment continue to be priced aggressively as we believe other lessors are prioritizing having units on lease rather than on overall lease rental rates. However, we have diversified equipment being delivered and in some of the segments we are serving we have placed equipment on attractive leases. Overall there continues to be active interest from shippers for equipment and we believe that the market is bottoming and should improve over the next few quarters. During the second quarter of 2017, we placed 189 rail cars on lease, of which 150 will be delivered in the third and fourth quarters of 2017.

“We continue to focus on growing our logistics business and we are gaining additional customers. The overall market has been competitive due to a moderate economic environment in the U.S. Asset-based logistics providers have been aggressive to keep their fleets utilized, but we expect the market to tighten and pricing to improve in the second half of the year as the seasonal demand for equipment increases.”

Mr. Garcia, concluded, “We have great momentum in our operating results, and with equipment due to be delivered in the coming quarters on committed leases, we expect to maintain growth in our revenue and net income for the remainder of the year. We will continue to look for opportunities to increase our overall return on capital by increasing the utilization and returns on our equipment.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2017	2016
Assets
Current assets
Cash	$10,034	$15,685
Cash held by variable interest entities	15,461	30,449
Accounts receivable, net of allowance for doubtful accounts of $1,202 and $1,340 at June 30, 2017 and December 31, 2016, respectively	66,650	63,745
Current portion of net investment in direct finance leases	23,140	19,959
Prepaid expenses and other current assets	6,961	5,315
Total current assets	122,246	135,153
Restricted cash	5,683	6,192
Rental equipment, net of accumulated depreciation of $461,802 and $421,153 at June 30, 2017 and December 31, 2016, respectively	1,864,337	1,807,010
Net investment in direct finance leases	90,643	80,582
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $3,783 and $2,681 at June 30, 2017 and December 31, 2016, respectively	8,589	9,691
Furniture, fixtures and equipment, net of accumulated depreciation of $3,033 and $2,833 at June 30, 2017 and December 31, 2016, respectively	453	550
Other non-current assets	2,959	962
Total assets	$2,110,704	$2,055,934

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,346	$13,804
Accrued expenses and other current liabilities	15,068	11,778
Due to container investors	7,149	7,077
Unearned revenue	7,203	10,613
Current portion of debt	112,587	95,527
Rental equipment payable	65,336	25,207
Total current liabilities	214,689	164,006
Debt	1,364,079	1,380,499
Deferred income tax liability	51,211	51,804
Other long term liabilities	1,169	2,121
Total liabilities	1,631,148	1,598,430

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,246,564 and 19,057,217 shares at June 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	143,152	141,058
Accumulated other comprehensive loss	(7,088)	(8,132)
Retained earnings	343,490	324,576
Total stockholders' equity	479,556	457,504
Total liabilities and stockholders' equity	$2,110,704	$2,055,934

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Container lease income	$54,960	$51,669	$107,914	$103,214
Rail lease income	8,127	7,591	16,180	14,848
Logistics revenue	19,605	12,382	40,104	20,546
Total revenue	82,692	71,642	164,198	138,608

Operating expenses
Depreciation of rental equipment	27,054	24,494	55,026	47,528
Storage, handling and other expenses	6,192	9,323	13,145	18,374
Logistics transportation costs	16,682	10,140	33,753	17,082
(Gain) loss on sale of used rental equipment	(1,749)	3,894	(876)	4,627
Administrative expenses	9,745	8,933	20,431	17,683
Total operating expenses	57,924	56,784	121,479	105,294

Operating income	24,768	14,858	42,719	33,314

Other expenses
Net interest expense	12,285	10,591	23,957	20,633
Other expense	(112)	192	202	322
Total other expenses	12,173	10,783	24,159	20,955

Income before income taxes and non-controlling interest	12,595	4,075	18,560	12,359
Income tax expense	(43)	361	650	1,494

Net income	12,638	3,714	17,910	10,865
Net income attributable to non-controlling interest	-	3	-	37
Net income attributable to CAI common stockholders	$12,638	$3,711	$17,910	$10,828

Net income per share attributable to CAI common stockholders
Basic	$0.66	$0.19	$0.94	$0.55
Diluted	$0.65	$0.19	$0.93	$0.55

Weighted average shares outstanding
Basic	19,131	19,372	19,071	19,577
Diluted	19,419	19,449	19,332	19,646

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net income	$17,910	$10,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,211	47,686
Amortization of debt issuance costs	1,498	1,548
Amortization of intangible assets	1,102	274
Stock-based compensation expense	995	908
Reduction in contingent consideration	(631)	-
Unrealized loss on foreign exchange	109	113
(Gain) loss on sale of used rental equipment	(876)	4,627
Loss on disposal of subsidiary	-	146
Deferred income taxes	411	1,241
Bad debt (recovery) expense	(12)	162
Changes in other operating assets and liabilities:
Accounts receivable	(3,507)	(8,376)
Prepaid expenses and other assets	(1,807)	31
Accounts payable, accrued expenses and other current liabilities	(3,613)	483
Due to container investors	72	727
Unearned revenue	(1,696)	88
Net cash provided by operating activities	65,166	60,523
Cash flows from investing activities
Purchase of rental equipment	(128,593)	(130,239)
Acquisitions, net of cash acquired	-	(15,729)
Net proceeds from sale of used rental equipment	35,660	29,944
Disposal of subsidiary, net of cash disposed of	-	(460)
Purchase of furniture, fixtures and equipment	(85)	(49)
Receipt of principal payments from direct financing leases	6,822	11,778
Net cash used in investing activities	(86,196)	(104,755)
Cash flows from financing activities
Proceeds from debt	155,131	291,990
Principal payments on debt	(156,036)	(261,413)
Debt issuance costs	(463)	(941)
Decrease in restricted cash	509	510
Repurchase of stock	-	(7,117)
Exercise of stock options	1,215	-
Net cash provided by financing activities	356	23,029
Effect on cash of foreign currency translation	35	276
Net (decrease) increase in cash	(20,639)	(20,927)
Cash at beginning of the period	46,134	52,553
Cash at end of the period	$25,495	$31,626

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of June 30,
			2017	2016

Owned container fleet in TEUs			962,111	956,389
Managed container fleet in TEUs			149,218	180,900
Total container fleet in TEUs			1,111,329	1,137,289

Owned container fleet in CEUs			1,049,057	1,019,421
Managed container fleet in CEUs			134,400	162,618
Total container fleet in CEUs			1,183,457	1,182,039

Owned railcar fleet in units			6,560	5,936

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Average Utilization
Container fleet utilization in CEUs	97.1%	92.8%	96.3%	92.0%
Owned container fleet utilization in CEUs	97.2%	93.6%	96.5%	92.8%
Railcar fleet utilization in units	91.0%	94.8%	91.8%	94.2%

			As of June 30,
			2017	2016
Period Ending Utilization
Container fleet utilization in CEUs			97.6%	93.3%
Owned container fleet utilization in CEUs			97.7%	94.0%
Railcar fleet utilization in units			90.5%	94.2%

Utilization is computed by dividing total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs, excluding new units not yet leased and off-hire units designated for sale.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the second quarter of 2017 will be held on Wednesday, July 26, 2017 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q2 2017 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our second quarter 2017 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of June 30, 2017, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 6,560 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, of our logistics business. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com